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                                                                    Exhibit 23.2


                CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of Alcatel Lucent of our report dated December 14, 2005, except for the table in the twenty-third paragraph of Note 1 and Note 11, as to which the date is April 28, 2006, relating to the consolidated financial statements, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, for the year ended September 30, 2005, which appears in
Exhibit 99-1 to Lucent Technologies Inc. and its subsidiaries' Form 8-K dated May 5, 2006. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Florham Park, NJ
November 30, 2006